Exhibit 99.1

Cathay General Bancorp Adopts New Share Repurchase Program

LOS ANGELES--(BUSINESS WIRE)--May 26, 2022--Cathay General Bancorp (the “Company”, Nasdaq: CATY), the holding company for Cathay Bank, announced that its Board of Directors has adopted a new share repurchase program authorizing the Company to repurchase up to $125,000,000 of the Company’s common stock. The previous $125,000,000 share repurchase program announced on September 2, 2021, was completed on February 18, 2022, with the repurchase of 2,858,503 shares at an average cost of $43.73.

The share repurchases may be made from time to time on the open market or in privately negotiated transactions. The timing, price and volume of the share repurchases will be determined by the Company’s management based on its evaluation of market conditions, relevant securities laws and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which if adopted would allow stock repurchases when the Company might otherwise be precluded from doing so under insider trading laws. The share repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. As of the date of this release, the Company has approximately 75,150,090 shares of common stock outstanding.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Cathay General Bancorp’s website is found at www.cathaygeneralbancorp.com. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 47 branches in California, 10 branches in New York State, four in Washington State, two in Illinois, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Beijing, Shanghai and Taipei. Cathay Bank's website is found at www.cathaybank.com.

Contacts

Heng W. Chen
(626) 279-3652